UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A
(Amendment No. 2)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
Brush Engineered Materials Inc.

(Exact Name of Registrant as Specified in its Charter)

Ohio	34-1919973

(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

17876 St. Clair Avenue, Cleveland, Ohio	44110

(Address of Principal Executive Offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered

Rights to Purchase Series A Junior Participating Preferred Stock, without par value	New York Stock Exchange

Securities Act registration statement file number to which this form relates:	333-95917

(If applicable)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective Pursuant to General Instruction A.(d), please check the following box. ☐
Securities to be registered pursuant to Section 12(g) of the Act:
N/A

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered
     On July 30, 2008, the Directors of Brush Engineered Materials Inc. (the “Company”) approved Amendment No. 2, dated as of July 30, 2008 (the “Amendment”), to the Rights Agreement, dated as of May 10, 2000 (the “Rights Agreement”) and amended December 7, 2004, between the Company and LaSalle Bank, N.A., as successor rights agent (“LaSalle Bank”). The Amendment removed LaSalle Bank as rights agent and appointed Wells Fargo Bank, N.A. as successor rights agent.
     The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which has been filed as an exhibit hereto and incorporated herein by this reference. Copies of the Rights Agreement are available free of charge from the Company.
Item 2. Exhibits

Number	Description

4.1	Amendment No. 2, dated as of July 30, 2008 to the Rights Agreement, dated as of May 10, 2000, as amended December 7, 2004, between the Company, LaSalle Bank N.A., as former successor rights agent and Wells Fargo Bank, N.A. as successor rights agent.

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

BRUSH ENGINEERED MATERIALS INC.
By:	/s/ Michael C. Hasychak
	Name:	Michael C. Hasychak
	Title:	Vice President, Treasurer and Secretary

Date: July 31, 2008

EXHIBIT INDEX

Number	Description

4.1	Amendment No. 2, dated as of July 30, 2008, to the Rights Agreement, dated as of May 10, 2000, as amended December 7, 2008, between the Company, LaSalle Bank, N.A. as former successor rights agent and Wells Fargo Bank N.A., as successor rights agent.

4